Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Boards of Directors

Western Asset Municipal Partners Fund Inc.

and

Western Asset Municipal Partners Fund II Inc.

We consent to the use of our reports for each of the funds listed below as of each of the respective fiscal year end dates listed below incorporated herein by reference.

Registrant Name and Fiscal Year End	Report Date
Western Asset Municipal Partners Fund Inc. December 31, 2006	February 26, 2007

Western Asset Municipal Partners Fund II Inc. June 30, 2006	August 25, 2006

We also consent to the reference to our firm under the headings “Financial Highlights” and “Service Providers” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

April 30, 2007